EXHIBIT 99.1


                                 PRESS RELEASE


     99(CENT) ONLY STORES HAS DECLARED A 4-FOR-3 STOCK SPLIT, PAYABLE, APRIL 3, 2002 TO SHAREHOLDERS OF RECORD AS OF MARCH 25, 2002.

     CITY OF COMMERCE, CA (MARCH 12, 2002) -- 99(cent) Only Stores (NYSE:NDN) announced today that its board of directors declared a four-for-three stock split on its common stock, payable on April 3, 2002 to shareholders of record on March 25, 2002.

     Prior to this dividend, the Company had approximately 52,270,995 shares of common stock outstanding. The four-for-three stock split increases the number of shares currently outstanding to approximately 69,694,658. If shareholders are contemplating a sale, they should consult their broker as to the effect of the split shares and the resulting price. Fractional shares will be paid in cash based on the closing price on the shareholder of record date adjusted for the effect of the split.

     We are pleased to announce this stock split as part of our continuing efforts to broaden our stock's marketability and liquidity.

     99(cent) Only Stores(R), the nation's oldest existing one-price retailer, operates 130 retail stores in Southern and Central California, Nevada and Arizona and a wholesale division called Bargain Wholesale. 99(cent) Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in its clean attractively merchandised stores.

     The Company will open its 131st 99(cent) Only Stores this Thursday, March 14, 2002 in LA Mesa, San Diego County, California.


Note to Editors: 99(cent)Only Stores(R) news releases and information available on the World Wide Web at WWW.99ONLY.COM;

CONTACT: 99(cent)Only Stores(R), City of Commerce, California Andy Farina, CFO, 323/881-9933 --99(cent)--